Exhibit 1A-2.A

EX 1 A-2A ARTICLES OF INCORPORATION State of Drlzvnrrr Secretary of Sm: Dhlslan oi Corporations Delivered l1:24PMl1:l]9fZ[ll6 FILED 12:24 P.\lll/0911016 SR 10166560368 - File.\‘umlm 6208650 CERTIFICATE OF INCORPORATION OF Atlis Motor Vehicles Inc. FIRST: The name of the corporation is: Atlis Motor Vehicles Inc. SECOND: Its registered ofﬁce in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc. THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware. FOURTH: The total number of shares of stock which the corporation is authorized to issue is 10,000,000 shares having a par value of $0.0001 00 per share. FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation. SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors. SEVENTH: In ﬁmherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws. EIGHTH: The corporation reserves the right to amend or repeal any provision in this Ceniﬁcate of Incorporation in the manner prescribed by the laws of Delaware. NINTH: The incorporator is Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958. TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of ﬁduciary duty as a director. I, the undersigned, for the purpose of fonning a corporation under the laws of the State of Delaware do make and ﬁle this certiﬁcate, and do certify that the facts herein stated are true; and have accordingly signed below, this November 09, 2016. - <}Zér¢<Z//f/$5 1; Signed and Attested to by: ' Harvard Business Services, Inc., Incorporator By: Richard H. Bell, II, President 12 STATEMENT OF INCORPORATOR *1:*********************** IN LIEU OF ORGANIZATIONAL MEETING FOR M M Ii November 9, 2016 We, Harvard Business Services, Inc., the incorporator of Atlis Motor Vehicles Inc. -- a Delaware Corporation -- hereby adopt the following resolution pursuant to Section 108 of the General Corporation Law of Delaware: Resolved: That the certiﬁcate of incorporation of Atlis Motor Vehicles Inc. was ﬁled with the Secretary of State of Delaware on November 9, 2016. Resolved: That on November 9, 2016 the following persons were appointed as the initial Directors of the Corporation tuitil their successors are elected and qualify: Mark A Hanchett Resolved: That the bylaws included with this resolution are the initial bylaws approved by the incorporator. Resolved: That the Secretary of the Company is hereby authorized and directed to execute a certiﬁcate of adoption of the bylaws or repeal the initial bylaws and create a custom set of bylaws to be adopted and approved by the directors. Resolved: The powers of this incorporator are hereby terminated, and said incorporator shall no longer be considered a part of the body corporate of the above named corporation. This resolution shall be ﬁled in the minute book of the company. <}Z?/'/“J/x//gM:./*1 HARVARD BUSINESS SERVICES, lNC._ Incorporator By: Richard H. Bell, President *** This document is not part. of the public record. Keep it in a safe place. *** 13